Exhibit 99.1

River Valley Bancorp
Announces 20+% Improvement in Earnings for
the Quarter Ended September 30, 2008

For Immediate Release
Tuesday, October 14, 2008

Madison, Indiana – October 14, 2008– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2008. Net income for the quarter was $645,101, or $0.39 expressed as basic earnings per share. Net income for the third quarter ended September 30, 2007 was $532,494, or $0.33 per basic share. The increase in earnings of $112,607, or 21.2%, reflected increased interest margins, higher non-interest income, but was partially offset by higher operating expenses and provision for loan losses. The Corporation expensed $245,000 for the provision for loan losses during the third quarter of 2008, an increase of $49,000, over the same period in 2007.

Return on average assets for the quarter ended September 30, 2008 was 0.71% and the return on average equity was 10.06% for the quarter. For the third quarter of 2007, those corresponding returns were 0.61% and 8.59% respectively.

Net income for the nine month period ended September 30, 2008 was $1,849,096, or $1.13 per basic share. This represents an increase of $226,135, or a 13.9% increase over the $1,622,961 recorded for the same period ended September 30, 2007. Return on average assets for the nine month period ended September 30, 2008 was 0.70% and the return on average equity was 9.47%. Those respective ratios were 0.63% and 8.83% for the like period in 2007.

Assets totaled $364.9 million as of September 30, 2008, an increase of approximately $16.9 million, from the $348.0 million reported as of September 30, 2007. Net loans, including loans held for sale, were $279.4 million as of September 30, 2008, an increase of $26.4 million from September 30, 2007. Deposits totaled $234.9 million as of September 30, 2008, an increase of $12.0 million from the $222.9 million reported September 30, 2007. Year to date increases from balances reported as of December 31, 2007, indicate an increase of $14.9 million in assets, $20.8 million in loans, and $15.2 million in deposits.

Stockholders’ equity as of September 30, 2008 was $25.5 million, or 7.00% as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $15.56 as of September 30, 2008.

“With all the attention directed at Wall Street, the message that its business as usual on Main Street has been lost in the noise. That is not to say there are real issues even at the community banking level, but there are success stories, there are institutions that have avoided the pitfalls that have befallen so many others, and there are prospering institutions like River Valley Bancorp,” stated Matthew P. Forrester, president of the Corporation. “In this environment, we are extremely pleased to announce that our benchmarks are positive. We are experiencing good growth, increasing profitability, appropriate funding for loan losses, much better than peer delinquency, and modestly improving margins. The shame is that our good performance in this drama may get lost in the overall review. There are stars and we count it a blessing that can be viewed as one.”

The last reported trade of “RIVR” stock on this date was at $13.69.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended 9-30-2008	9 Months Ended 9-30-2008	9 Months Ended 9-30-2007

Assets		$364,869	$348,027
Net Loans,		279,415	253,000
(Including loans held for sale)
ALL		2,209	2,019
Deposits		234,929	222,917
Shareholders’ Equity		25,522	24,910
Total Interest Income	$5,143	15,271	15,235
Total Non Interest Income	834	2,487	2,122
Interest Expense	2,690	8,274	9,168
Non Interest Expense	2,184	6,372	5,688
Provision Loan Losses	245	645	292
Taxes	213	618	586
Net Income	645	1,849	1,623

ROAA	0.71%	0.70%	0.63%
ROAE	10.06%	9.47%	8.83%
Basic Earnings per Share	$0.39	$1.13	$1.00
Diluted Earnings per Share	0.39	1.12	0.98

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949